NEWS RELEASE for February 11, 2026

Contact: Dina Masi, CFO

   Integrated BioPharma, Inc.

investors@ibiopharma.com

   888.319.6962

Integrated BioPharma Reports Results for its Quarter Ended December 31, 2025

HILLSIDE, NEW JERSEY (February 11, 2026) - Integrated BioPharma, Inc. ((OTCQX: INBP)) (the “Company” or “INBP”) reports its financial results for the quarter ended December 31, 2025.

Revenue for the quarter ended December 31, 2025 was $11.3 million compared to $12.6 million for the quarter ended December 31, 2024, a decrease of $1.3 million or 10.3%.  The Company had an operating loss of $0.9 million in the quarter ended December 31, 2025 compared to operating income in the quarter ended December 31, 2024, of approximately $0.2 million.

Revenue for the six-month period ended December 31, 2025 was $24.0 million compared to $26.2 million for the six-month period ended December 31, 2024, a decrease of $2.2 million or 8.4%.  The Company had an operating loss for the six-month period ended December 31, 2025 of approximately $0.7 million and operating income of approximately $0.7 million for the six-month period ended December 31, 2024.

For the quarters ended December 31, 2025 and 2024, the Company had a net loss of $0.8 million and net income of approximately $0.1 million, respectively.  The Company’s net (loss) income per share of common stock and diluted net (loss) income per share of common stock for the quarters ended December 31, 2025 and 2024 were $(0.03) and $0.00 per share of common stock, respectively.

For the six-month periods ended December 31, 2025 and 2024, the Company had a net loss of $0.6 million and net income of approximately $0.4 million, respectively.  The Company’s net (loss) income per share of common stock and diluted net (loss) income per share of common stock for the six months ended December 31, 2025 and 2024 were $(0.02) and $0.01 per share of common stock, respectively.

“Our revenue decreased by approximately 8% in the six-month period ended December 31, 2025 from the six-month period ended December 31, 2024 and our revenue from our two largest customers in our Contract Manufacturing Segment represented approximately 89% and 82% of total revenue in the six months ended December 31, 2025 and 2024, respectively,” stated the Co-Chief Executive Officers of the Company, Riva Sheppard and Christina Kay.

A summary of our financial results for the three and six months ended December 31, 2025 and 2024 follows:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2025	2024	2025	2024

Total revenue	$11,280	$12,614	$23,989	$26,231
Cost of sales	11,251	11,443	22,921	23,689
Gross profit	29	1,171	1,048	2,542
Selling and administrative expenses	943	969	1,799	1,850
Operating (loss) income	(914)	202	(751)	692
Other income (expense), net	40	(17)	73	(3)

(Loss) income before income taxes	(870)	185	(678)	689
Income tax (benefit) expense, net	(112)	69	(39)	314
Net (loss) income	$(762)	$116	$(639)	$375

Net (loss) income per common share:
Basic	$(0.00)	$0.00	$(0.02)	$0.01
Diluted	$(0.03)	$0.00	$(0.02)	$0.01

Weighted average common shares outstanding:
Basic	31,059,610	30,174,664	31,059,610	30,137,137
Diluted	31,059,310	31,303,011	31,059,610	30,810,401

About Integrated BioPharma Inc. (INBP)

Integrated BioPharma, Inc. (“INBP”) is engaged primarily in the business of manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Further information is available at ir.ibiopharma.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are not guarantees of future performance. Such statements speak only as of the date hereof, are subject to change and should not be relied upon for investment purposes.  INBP undertakes no obligation to revise or update any statements for any reasons. The risks, uncertainties and assumptions include, among others, changes in general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; the timing of regulatory approval and the introduction of new products by INBP; changes in industry capacity; pressure on prices from competition or from purchasers of INBP’s products; regulatory changes in the pharmaceutical manufacturing industry and nutraceutical industry; regulatory obstacles to the introduction of new technologies or products that are important to INBP; availability of qualified personnel; the loss of any significant customers or suppliers; inflation, including inflationary pressures from any tariffs, and tightened labor markets; our ability to expand our customer base and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q.  Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.